Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIANCE SEMICONDUCTOR BEGINS PROCEEDINGS
TO DISSOLVE AND SUSPEND SEC REPORTING;
INVESTOR CALL SCHEDULED
SANTA CLARA, Calif.—(BUSINESS WIRE)—September 3, 2008—Alliance Semiconductor Corporation announced that its Board of Directors has determined to begin proceedings to dissolve the corporation. Melvin Keating, President and CEO, noted that the company has for some time been considering whether to re-invest in another business or to liquidate and distribute its net assets to shareholders.
Bryant Riley, Alliance’s chairman, noted that since the new board took office, Alliance had sold its operating businesses and its venture capital portfolio, and had liquidated its holdings in two publicly traded semiconductor companies. “I am pleased that we have paid cash dividends of $4.35 per share as a result of these sales and the favorable resolution of certain tax audits, and I hope we can distribute additional amounts,” Mr. Riley said.
To conserve cash and reduce costs, Alliance has already substantially reduced its staff and the amount of office space it leases. Additional reductions in overhead are being explored. Further, given the corporation’s plan to dissolve and the small number of stockholders, the Alliance board has authorized the filings necessary to suspend the corporation’s reporting obligations under the Securities Exchange Act of 1934.
Mr. Keating noted that the amount and timing of additional distributions to shareholders is uncertain, especially because the company’s holding of auction rate certificates will need to be monetized in an orderly manner.
Alliance plans to hold on investor conference call on September 4, 2008 at 10:00 A.M., Pacific Time, to permit interested investors to ask questions about the planned dissolution. To participate, please dial (866) 383-7989, and use passcode 58784435. International participants should dial in at (617) 597-5328 and use the same passscode.
Contacts:
Alliance Semiconductor Corporation, Santa Clara, CA
Melvin L. Keating, President and Chief Executive Officer
(408) 855-4900